Exhibit 99.(j)(6)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial highlights” in the Prospectuses and “Independent registered public accounting firm”, “Arrangements to disclose portfolio holdings to service providers and fiduciaries” and “Financial statements and report of independent registered public accounting firm” in the Statement of Additional Information, each dated October 28, 2025, and each included in this Post-Effective Amendment No. 161 to the Registration Statement (Form N-1A, File No. 033-47287) of The UBS Funds (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated August 25, 2025, with respect to the financial statements and financial highlights of The UBS Funds (the “Trust”), (comprising UBS Global Allocation Fund, UBS Emerging Markets Equity Opportunity Fund, UBS Engage For Impact Fund, UBS International Sustainable Equity Fund, UBS US Dividend Ruler Fund, UBS US Quality Growth At Reasonable Price Fund, UBS U.S. Small Cap Growth Fund, UBS Sustainable Development Bank Bond Fund and UBS Multi Income Bond Fund (collectively referred to as the “Funds”)) included in the Annual Report to Shareholders (Form N-CSR) for the year ended June 30, 2025, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

October 24, 2025